Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B5

(Form Type)

Bilibili Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class Z ordinary shares, par value US$0.0001 per share(1)	Rule 457(r)	15,344,000(2)	US$26.65(3)	US$408,917,600(3)	US$0.00011020	US$45,062.72

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					US$408,917,600		US$45,062.72

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							US$45,062.72

(1) The Class Z ordinary shares are represented by American depositary shares, each of which represents one Class Z ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-223711).

(2) Includes 15,344,000 Class Z ordinary shares represented by ADSs to issued by us for offer and sale by Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”) pursuant to an equity underwriting and notes exchange agreement that we entered into with Goldman Sachs, in relation to our exchange with Goldman Sachs of an aggregate principal amount of US$384.8 million of our outstanding 0.50% convertible senior notes due December 2026 for ADSs. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.